Exhibit 99.2


[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA 01720

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866


       Kadant Completes Sale of Composite Building Products Business


ACTON, Mass., October 27, 2005 - Kadant Inc. (NYSE:KAI) announced that its Kadant Composites LLC subsidiary has sold its composite decking and roofing business to Minneapolis-based LDI Composites Co. in an asset sale for approximately $11 million in cash, subject to a post-closing adjustment. Minneapolis-based LDI Composites is an affiliate of Liberty Diversified Industries, a privately held company serving the corrugated packaging, material handling, office supply, and furniture and building products industries.

         "We're very pleased to have found a strategic buyer for the composites business, allowing Kadant to focus entirely on growing our core businesses serving the global pulp and paper industry," said William A. Rainville, chairman and chief executive officer of Kadant Inc. "The GeoDeck(TM) product line is an ideal complement to LDI's offerings for the building products industry, and we believe this combination will benefit Kadant Composites customers and employees."

         The sale price, net of selling costs, is slightly above the book value of the net assets sold. The resulting gain from the sale, which is not material to Kadant Inc., will be recorded in the fourth quarter of 2005.

         The sale includes substantially all the assets of the GeoDeck composite decking, railing, and roofing products business, located at facilities in Green Bay, Wisconsin, and Bedford, Massachusetts. In addition, LDI will assume certain liabilities of the composites business. Kadant Composites LLC has retained potential future warranty claims associated with products manufactured prior to the closing, and has deposited $3.5 million of the sale proceeds into an escrow account for those claims.

         Separately, due to the high level of warranty claims received in the third quarter of 2005, Kadant Composites LLC will record an additional pre-tax provision of approximately $4.0 million, bringing the total warranty reserve to $6.0 million at the end of the third quarter. Kadant Composites is reported in Kadant Inc.'s financial statements as a discontinued operation.


         Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories, and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Acton, Massachusetts, and, with the addition of Kadant Johnson in May 2005, has annual revenues of approximately $270 million and approximately 1,500 employees worldwide. For more information, visit www.kadant.com.

                                     -more-

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         The following constitutes a "Safe Harbor" statement under the Private
Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements regarding the estimated gain from the sale of the composite building products business, potential future warranty claims related to such business and possible impact on our financial results, and our future growth opportunities. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended July 2, 2005. These include risks and uncertainties relating to our dependence on the pulp and paper industry; international sales and operations; competition; increase in our debt; restrictions in our credit agreement; our ability to successfully integrate Kadant Johnson; our acquisition strategy; our ability to complete the proposed restructuring of our French subsidiary; ability to sell the composite building products business on favorable terms; ability to manufacture and distribute composite building products, and the economic conditions, seasonality in sales, and the long-term performance of such products; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of composite and fiber-based products; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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